Exhibit 10.14

BY EMAIL Luke Armstrong ⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛ ⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛⬛ Dated: 11 April 2019

Dear Luke,

We are pleased to confirm your appointment with F45 Training Pty Ltd (ACN 162 731 900) (Company) and outline below the terms of your employment (Terms).

1.	Position

(a)

The position to which you are appointed is set out in Item 1 of the Schedule (Position) reporting to the supervisor identified in Item 3 of the Schedule or such other person or position nominated by the Company (Supervisor). You will have the responsibilities set out in the Schedule and you may be appointed to such other capacities commensurate with your skills, abilities and remuneration level as may be assigned to you by the Company from time to time. Absent any new agreement, the terms of your employment set out in these Terms will apply to any promotion, transfer, or change of position.

(b)

You are employed exclusively by the Company to provide services to it and you must not without the written consent of the Company work in any capacity for any other person or organisation during your employment other than non-paid or charity work.

2.	Employment

Your employment with the Company will commence on the date set out in Item 2 of the Schedule and will continue until terminated in accordance with this Agreement.

3.	Duties

During your employment, you must:

(a)	faithfully and diligently perform the duties assigned to you with reasonable care and skill and exercise duties in a manner consistent with your employment with the Company;

(b)	comply with all lawful and reasonable directions given to you by the Supervisor and the Company;

(c)	act in the best interests of the Company;

(d)	promote the interests of the Company;

(e)	act in accordance with a high standard of behaviour at all times; and

(f)	comply with all laws, rules and policies applicable to your Position.

4.	Probationary Period

(a)

Your appointment to the Company is subject to a three (3) month probationary period. At the completion of this probationary period your performance and capacity to perform in the position to which you have been appointed will be assessed and a decision made as to the confirmation of your ongoing employment. This probation period does not exclude or limit the definition of minimum employment period under the Fair Work Act 2009 (Cth) (Act).

(b)	During this three (3) month probationary period, either the Company or you may terminate your employment by giving one week’s prior written notice.

(c)	Any leave taken during a probationary period (e.g. annual or personal/carer’s leave) will extend the end of the probationary period by that length of time.

5.	Place of Work

At the time of your appointment, you will be based in Sydney, Australia. Your place of work may change during your employment with us, depending upon Company requirements and changes to locations of divisions, operations, businesses and functions.

6.	Salary

(a)	Your annual salary is set out in Item 4 of the Schedule (Salary).

(b)	Your Salary will be paid in monthly instalments. The Company’s present arrangement is for monthly paid salaries to be credited to bank accounts on or about the 15th day of each month.

(c)

The Company has a performance based remuneration system. Salaries are reviewed annually and Salary increases are based on your performance. There is no guarantee that your Salary will be increased following any review.

7.	Modern Award

If a Modern Award applies to your employment then:

(a)

if you are paid a Salary that is more than the base rate pay prescribed by the Modern Award, your Salary is in satisfaction of all minimum entitlements including minimum wage, attendance pay, overtime, allowances, penalties, extra rates for working evenings, weekends or public holidays, payment for temporarily working in a more senior role and annual leave loading;

(b)

if there are any changes to the minimum entitlements in paragraph 7(a), including those as a result of adjustments made by Fair Work Australia following an annual wage review or otherwise, then your Salary is applied to and absorbs those changed entitlements;

(c)	the Company may vary your Salary to incorporate the value of an entitlement in paragraph 7(a); and

(d)	in the event of any inconsistency between these Terms and the Modern Award, the Modern Award will prevail to the extent of any inconsistency.

8.	Superannuation

(a)

The compulsory superannuation contribution made by the Company will be made at the applicable statutory rate (currently 9.5% of your Salary), as set out in Item 5 of the Schedule. You may also choose to make additional contributions to a fund as either after tax or salary sacrifice in accordance with Company policies.

9.	Hours of Work

(a)

Your position is full-time. Your usual working hours will be during normal business hours or such other hours your manager may require from time to time. The Salary specified in this letter covers payment for all hours worked and the overall performance of your role.

(b)	Overtime or time off in lieu will not be available and your Salary covers all aspects of your employment.

10.	Leave Entitlements

Your entitlements to leave are in accordance with the National Employment Standards (NES) set out in the Act and the relevant legislation applying to Long Service Leave. A summary of those leave entitlements are set out below.

Annual Leave

(a)	You are entitled to four working weeks (20 working days) annual leave each year, which accrues on a pro-rata basis in accordance with the NES.

Public Holidays

(b)	You are entitled to public holidays each year in accordance with the NES.

Personal/Carer’s Leave

(c)	You are entitled to ten (10) days paid personal/carer’s leave per year in accordance with the NES if you are unable to attend work:

(i)	due to personal illness or injury; or

(ii)	because a member of your household or immediate family requires your care or support because of his or her illness or injury, or because he or she is involved in an unexpected emergency.

(d)	If you have exhausted your paid carer’s leave entitlement, you are entitled to two (2) days of unpaid carer’s leave on each occasion required in accordance with the NES.

(e)	You will not be entitled to a payment of unused personal/carer’s leave at the termination of your employment.

(f)	You must provide evidence, in an appropriate form, to claim any period of personal/carers leave.

(g)	You must give notice to the Company of your need for such personal/carers leave as soon as possible, together with the reason for and expected duration of that leave.

Compassionate Leave

(h)	You are entitled to a maximum of two (2) days’ paid compassionate leave in accordance with the NES on each permissible occasion:

(i)

for the purpose of spending time with a person who is a member of your immediate family or is a member of your household who has a personal illness or injury that poses a serious threat to his or her life; or

(ii)	after the death of a member of your immediate family or a member of your household.

(i)	Compassionate leave will not accrue during your employment.

(j)	The Company may require production of appropriate documentation in support of any claim for compassionate leave.

Parental Leave

(k)	You are entitled to twelve months’ unpaid parental leave (maternity, paternity or adoption leave) after twelve months’ service, in accordance with the NES.

Community Service Leave

(l)	You are entitled to Community Service Leave in accordance with the NES.

Long Service Leave

(m)	You are entitled to Long Service Leave in accordance with the NES and the Long Service Leave Act 1955 (NSW).

11.	Public Holidays

You will be entitled to be paid your Salary for public holidays that fall on a usual working day even if you do not work. However, the Company may request you to work on a public holiday, and you must work unless the refusal to work is reasonable or the request is unreasonable, in accordance with applicable law.

12.	Expenses

(a)	The Company will pay or reimburse you for travel and out of pocket expenses approved by the Company subject to the production of the appropriate receipts.

(b)	You shall request all expenses for reimbursement with supporting invoices on a monthly basis following the month of incurring the expenses.

13.	Company Property

(a)	You must maintain all Company property provided to you in good order, including but not limited to promotional material provided to you from time to time.

(b)	You must indemnify the Company from all costs, damages, losses and expenses suffered or incurred by the Company arising from any breach by you of Clause 13(a).

14.	Confidentiality

(a)

You will be expected to observe, at all times and under all circumstances, both during and after your employment with us, the most absolute confidentiality with regard to the Company’s confidential information (Confidential Information).

(b)	You must take whatever measures are reasonably necessary to preserve the confidentiality of the Confidential Information including:

(i)	complying with all security measures established to safeguard the Confidential Information from unauthorised access or use;

(ii)	keeping Confidential Information under your control; and

(iii)	not removing Confidential Information from, or accessing Confidential Information from outside, the Company’s premises without the prior approval of the Company.

15.	Intellectual Property

You:

(a)

assign to the Company all existing and future intellectual property rights in all inventions, models, designs, drawings, plans, software, reports, proposals, processes and other materials conceived, created or generated by you during your employment with the Company (whether alone or with the Company, its other employees or contractors) for use by the Company;

(b)

acknowledge that by virtue of this clause all such existing intellectual property rights invested in the Company and, on their creation, all such future intellectual property rights will vest in the Company;

(c)	must do all things reasonably requested by the Company to enable the Company to further assure the intellectual property rights assigned under this Clause 15;

(d)	acknowledge that you may have Moral Rights (as defined in the Copyright Act 1968 (Cth)) in works which you have created or may in the future create in the course of your employment (Works);

(e)	in so far as you are able, you waive your Moral Rights in respect of the Works;

(f)	consent to all or any acts or omissions by the Company in relation to the Works which have already occurred or may occur in the future, which may infringe your Moral Rights in any of the Works;

(g)

acknowledge that the consent given in this Clause 15 extends to your successors in title, licensees of the copyright in the Works and other persons authorised by the Company to do acts comprised in the copyright in the Works; and

(h)	will continue to be bound by the obligations under this Clause 15 which will survive the termination of your employment with the Company.

16.	Termination of Employment

(a)	You may terminate the employment relationship by giving the Company 12 weeks’ prior written notice.

(b)	Subject to the Act, the Company may terminate your employment, for reasons other than those described in Clause 17 below, by giving you 4 weeks’ prior written notice.

(c)	You acknowledge and agree that this notice period is fair and reasonable in the circumstances.

(d)	After either you or the Company give notice to terminate your employment, the Company may at any time:

(i)	terminate your employment immediately by paying you a sum equal to the amount of your Salary which would have accrued to you during the balance of the notice period; or

(ii)

direct you not to perform work, to perform different work, not to contact clients of the Company and/or require you to remain away from any of the Company’s premises (although you will remain in an employee of the Company and will continue to be bound by the remaining terms of your employment) provided that during any period, the Company continues to pay you your Salary. For the avoidance of doubt, any such direction given by the Company will not amount to termination of your employment.

(e)	In the event of termination:

(i)	you must return all of the Company’s property and materials which may have come into your possession in the course of your employment whether or not originally supplied to you by the Company; and

(ii)	subject to applicable law, the Company may set off amounts you owe the Company against amounts the Company owes to you.

17.	Termination of Employment for Serious Misconduct

(a)

The Company may terminate your employment without notice or payment in lieu of notice in the event of your serious misconduct. “Serious misconduct” is misconduct of such a nature that it would be unreasonable for the Company to be required to continue your employment during the required period of notice, including (but not limited to):

(i)	wilful, or deliberate behaviour that is inconsistent with the continuation of this contract of employment; and

(ii)	conduct that causes imminent and serious risk to the health, or safety of a person or the reputation, viability or profitability of the Company’s business.

(b)	In the event of termination for serious misconduct:

(i)

you must return all of the Company’s property which may have come into your possession, custody or control in the course of your employment, whether or not originally supplied to you by the Company; and

(ii)	subject to applicable laws, the Company may set off amounts that you owe the Company against amounts that the Company owes to you.

18.	Termination for Redundancy

In the event that your employment is terminated for redundancy and you are otherwise entitled to receive redundancy pay under the Act, you will receive an amount of redundancy pay in accordance with your entitlement under the Act.

19.	Personal Information

(a)	You acknowledge that the Company will hold your personal information on its files.

(b)

The Company will use that personal information for the purpose of managing and administrating the employment relationship between it and you. You also acknowledge that the Company may disclose your personal information for any legitimate operational purpose.

20.	Restraint

(a)	“Restraint Area” means:

(i)	Australia, New Zealand and the United States;

(ii)	Australia and New Zealand;

(iii)	Australia;

(iv)	New South Wales; or

(v)	Sydney,

whichever the greatest area is enforceable.

(b)	“Non-Compete Period” means:

(i)	6 months from the termination of your employment; or

(ii)	3 months from the termination of your employment; or

(iii)	1 month from the termination of your employment,

whichever the greatest period is enforceable.

(c)	“General Restraint Period” means:

(i)	12 months from the termination of your employment; or

(ii)	6 months from the termination of your employment; or

(iii)	3 months from the termination of your employment,

whichever the greatest period is enforceable.

(d)	“Business” means:

(i)	any health or fitness business, including any fitness franchise or any other business associated with the licensing of fitness services; or

(ii)

any business concerned with the supply of services or products equivalent to those supplied by the Company or any member of the F45 Group of Companies (being the affiliates and related body corporates of the Company and referred to as the “Group”) and with which you were concerned during your employment.

(e)	During the Non-Compete Period, you must not, without the prior written consent of the Company, do the following in the Restraint Area:

(i)

directly or indirectly carry on (whether alone in partnership or in joint venture with anyone else) or otherwise be concerned with or interested in (whether as trustee, principal, agent, shareholder, unitholder or in any other capacity) any entity which is in competition with or which carries on a Business or a business which is similar to a Business.

(f)	During the General Restraint Period, you must not, without the prior written consent of the Company, perform work or provide services of the kind performed or provided by the Company to:

(i)

any client or customer of the Group who has dealt with the Group during your employment with the Company (or who dealt with the Company during the time you provided personal services to the Company before this agreement); or

(ii)

any person in the process of negotiating with the Group at the date of termination of your employment with a view to receiving products or services from the Group, and had not notified the Group prior to the termination date that they did not wish to receive products or services, with whom you (or any employees reporting to you) had dealings during the last two years of your employment.

(g)	During the General Restraint Period, you must not, without the prior written consent of the Company:

(i)	Solicit or persuade:

(A)

any client or customer of the Group who has dealt with the Group during your employment with the Company (or who dealt with the Company during the time you provided personal services to the Company before this agreement); or

(B)

any person in the process of negotiating with the Group at the date of termination of your employment with a view to receiving products or services from the Group and had not notified the Group prior to the termination date that they did not wish to receive products or services,

(C)

with whom you (or any employees reporting to you) had dealings during the last two years of your employment, to cease, reduce or alter the amount of business which the person would normally do with the Group or is reasonably expected to do with the Group (including accepting business from any such person).

(ii)

induce or attempt to induce any director, manager or employee of the Group to terminate his or her employment, whether or not that person would thereby commit a breach of his or her contract of employment;

(iii)	make any public statement about the Company or Group without the Company’s written consent; or

(iv)	act in any way which may harm or prejudice the reputation or good name of the Company or Group.

(h)	The restraints contained in this clause are separate, distinct and several, so that the unenforceability of any restraint does not affect the enforceability of the other restraints.

(i)

If any provision in this clause is considered by a court or tribunal to be void or unreasonable, but would be valid if part of the text were deleted, periods reduced or reduced in scope, the provision will apply with such modifications or reading down as necessary to make it valid and effective. In the event that this clause is to be modified or read down, the parties agree that this clause be interpreted in a manner which maximises the duration or the restraint rather than the area in which it operates.

(j)	You acknowledge that:

(i)	the restrictive covenants contained in this clause are reasonable and necessary for the protection of the goodwill of the Group; and

(ii)	the remedy of damages may be inadequate to protect the interests of the Group and the Group is entitled to seek and obtain injunctive relief, or any other remedy, in any Court.

(k)	You acknowledge that the obligations contained in this clause continue to bind you despite the cessation of your employment with the Company for whatever reason.

(l)

You acknowledge that damages may be inadequate compensation if you breach your obligations under this clause and, subject to the Court’s discretion, the Company may restrain, by an injunction or similar remedy, any conduct or threatened conduct which is or will be a breach of this clause.

21.	Workplace Surveillance

(a)	In accordance with the Workplace Surveillance Act 2005 (NSW), the Company advises you that it conducts ongoing and continuous computer surveillance.

(b)	Computer surveillance is carried out by monitoring email, internet and other computer usage in accordance with the Company’s IT policy.

22.	Occupational Health and Safety, drugs and alcohol

(a)	You must:

(i)	safely attend to the duties assigned to you during the course of your employment;

(ii)	become familiar with all occupational health and safety laws and the occupational health and safety policies and procedures of the Company;

(iii)	comply with the above and all directions from the Company relating to occupational health and safety;

(iv)	take a pro-active interest in eliminating or reducing health and safety risks to the Company and others in the workplace; and

(v)	co-operate with the Company in its efforts to comply with its OHS requirements.

(b)	You must not:

(i)	interfere with or misuse equipment or facilities provided by the Company for the health, safety and welfare of persons at work;

(ii)	obstruct attempts to give aid to a person who is injured at work or attempts to prevent a risk to the health and safety of a person at work;

(iii)	refuse a reasonable request to assist in giving aid to a person who is injured at work or preventing a risk to health and safety; and

(iv)	disrupt the workplace by creating unwarranted health or safety fears.

(c)

You must notify the Company as soon as you become aware of any workplace risks or accidents (including breaches of occupational health and safety laws or policies). Further, you must take all steps reasonably necessary to remove or reduce that risk.

(d)	You must not smoke cigarettes or any other substances in the workplace.

(e)	You must not take any drugs in the workplace, unless:

(i)	you are required to take those drugs under a valid prescription issued by a medical practitioner; and

(ii)	the drugs do not affect your ability to safely perform your duties.

(f)

You must not drink alcohol at the workplace when working, attend work in circumstances where you have been affected by alcohol, or otherwise perform your duties while affected by alcohol. This requirement will not prevent you from consuming alcohol at a social or client function approved by the Company provided that:

(i)	you do not drink excessively at the function; and

(ii)	you do not after the function, drive or operate machinery or do anything else which may pose a risk to the safety of yourself or others.

23.	Company Policies

(a)	You must comply with the duties and obligations imposed on you under any policies, procedures or directions (collectively described herein as policies) of the Company as varied from time to time.

(b)

Nothing in these Terms is intended to create any binding obligation on the Company to provide you with any benefits conferred on you by the policies, except to the extent that such benefits otherwise apply by operation of applicable legislation.

(c)	The Company may at its absolute discretion, vary, replace or remove any policies, or may introduce new Company policies, at any time.

(d)	In the event of any inconsistency between these Terms and any policy, these Terms will prevail to the extent of any inconsistency.

24.	General

(a)	These Terms are governed by the laws applicable in New South Wales. The parties irrevocably submit to the exclusive jurisdiction of the courts of New South Wales.

(b)

These Terms constitute the entire agreement between you and the Company as to its subject matter and supersedes and cancels any contract, deed, arrangement, related condition, collateral arrangement, condition, warranty, indemnity or representation imposed, given or made by the Company or you (or an agent of either of them) prior to entering into these Terms.

25.	Formal Acceptance

Please indicate your formal acceptance of these Terms by signing, dating and returning to the undersigned the enclosed duplicate copy.

We take this opportunity to welcome you to the Company and to wish you every future success.

Yours sincerely

/s/ Robert Deutsch
Robert Deutsch
Director
F45 Training Pty Ltd

I accept employment with F45 Training Pty Ltd (ACN 162 731 900) on the terms and conditions set out in these Terms.

Signature:	/s/ Luke Armstrong	Date:	2nd May 2019
Luke Armstrong

Schedule

Item 1	Position	Chief Revenue Officer/Global Sales Director

Item 2	Commencement Date	The date this Agreement is executed by you.

Item 3	Supervisor	Rob Deutsch and Adam Gilchrist or any other person nominated by them from time to time.

Item 4	Salary	Base Salary

$150,000 per annum

Commission

In addition to the Base Salary set out above, you will be entitled to a further commission equal to 2.5% of the Establishment Franchise Fee (or Initial Fee) (“Upfront Fee”) received by the Company for a franchise agreement entered into between a Group Company and a franchisee as a result of a sale achieved by a member of your sales team, provided that agreement becomes unconditional in all respects.

Notwithstanding the above, you will only be entitled to 1.0% of the Upfront Fee for sales completed by Marc Marano, Nick Abrahams, Damien Raynor and Carl Giammarco.

In addition to the above, you will be entitled to a commission of 10% of the Upfront Fee for all sales achieved by you personally $14,250

Item 5	Superannuation (9.5% of Salary)	$14,250.00

Item 6	Responsibilities	Overseeing and driving global sales and any other responsibility determined by the Company from time to time.